Exhibit 99.1

Contact:	Robert B. Nolen, Jr.
President and Chief
Executive Officer
(205) 221-4111
PINNACLE BANCSHARES ANNOUNCES RESULTS FOR THIRD QUARTER
     Jasper, Alabama (November 9, 2006) – Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced Pinnacle’s third quarter results of operations.
     For the three months ended September 30, 2006, net income was $325,000, compared with net income of $462,000 for the three months ended September 30, 2005. Net interest income after the provision for loan losses for the three months ended September 30, 2006, was $1,543,000, compared with $1,593,000 in the same period last year.
     For the nine months ended September 30, 2006, net income was $992,000, compared with $1,194,000 for the nine months ended September 30, 2005. Net interest income after the provision for loan losses for the nine months ended September 30, 3006, was $4,546,000, compared with $4,697,000 in the same period last year.
     Basic and diluted earnings for the three months ended September 30, 2006 were each $0.22 per share, compared to basic earnings of $0.30 per share and diluted earnings of $0.29 per share for the same period last year. For the nine months ended September 30, 3006 basic and diluted earnings were $0.66 and $0.65 per share, respectively, compared to $0.77 and $0.76, per share, respectively, for the same period last year.
     For the three months ended September 30, 2006, the Company’s interest income was $3,412,000, compared to $2,971,000 for the three months ended September 30, 2005, an increase of 14.8%. However, for the three months ended September 30, 2006, the Company’s interest expense on deposits and borrowed funds was $1,734,000, compared to $1,240,000 for the three months ended September 30, 2005, an increase of 39.8%. As a result, the Company’s net interest margin was 3.25% and 3.20% for the three and nine months ended September 30, 2006, respectively, compared to 3.42% and 3.45% for the three and nine months ended September 30, 2005, respectively.
     Mr. Nolen observed: “A flattening, and ultimately inverting, of the yield curve compressed the net interest margin during 2006. We anticipate that a flat-to-inverted yield curve and a competitive deposit rate environment will continue to exert pressure on our net interest margin for the remainder of the year.”
     Mr. Nolen further noted that deposits continued to grow, having increased at approximately a 10% annualized rate for the current fiscal year. The loan portfolio continues to shift away from residential mortgages, which represented 27% of the loan portfolio at September

30, 2006. At September 30, 2006, the Company’s non-performing loans were 0.17% of total loans.
     In recent years, the Company has expanded its operations in the Birmingham, Alabama metropolitan area. A new full-service branch office in Gardendale, Alabama was opened on August 7, 2006. Additional annual expenses associated with the new branch and additional commercial lending personnel were approximately $170,000 in the nine months ended September 30, 2006. The Company currently intends to expand further in the Birmingham market and other markets as appropriate opportunities become available.
     Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Pinnacle’s operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.
     Pinnacle Bancshares, Inc.’s wholly owned subsidiary Pinnacle Bank has seven offices located in central and northwest Alabama.

PINNACLE BANCSHARES, INC.
Unaudited Financial Highlights

	Three Months Ended September 30,
	2006	2005
Net income	$325,000	$462,000
Basic earnings per share	$0.22	$0.30
Diluted earnings per share	$0.22	$0.29

Performance ratios (annualized):
Return on average assets	0.58%	0.84%
Return on average equity	7.03%	9.43%
Interest rate spread	3.26%	3.39%
Net interest margin	3.25%	3.42%
Operating cost to assets	2.86%	2.69%

Weighted average basic shares outstanding	1,471,126	1,551,361
Weighted average diluted shares outstanding	1,476,567	1,579,320
Dividends per share	$0.11	$0.11
Provision for loan losses	$135,000	$137,500

	Nine Months Ended September 30,
	2006	2005
Net income	$992,000	$1,194,000
Basic earnings per share	$0.66	$0.77
Diluted earnings per share	$0.65	$0.76

Performance ratios (annualized):
Return on average assets	0.59%	0.74%
Return on average equity	7.06%	8.13%
Interest rate spread	3.19%	3.42%
Net interest margin	3.20%	3.45%
Operating cost to assets	2.73%	2.74%

Weighted average basic shares outstanding	1,502,904	1,549,355
Weighted average diluted shares outstanding	1,523,414	1,579,019
Dividends per share	$0.33	$0.33
Provision for loan losses	$382,500	$440,500
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	September 30, 2006	December 31, 2005
Total assets	$230,615,000	$220,249,000
Loans receivable, net	$109,931,000	$106,256,000
Deposits	$205,789,000	$192,552,000
Total stockholders’ equity	$18,705,000	$19,410,000
Book value per share	$12.45	$12.54
Stockholders’ equity to assets ratio	8.11%	8.81%

Asset quality ratios:
Nonperforming loans as a percent of total loans	0.17%	0.22%
Nonperforming assets as a percent of total assets	0.22%	0.28%
Allowance for loan losses as a percent of total loans	1.34%	1.28%
Allowance for loan losses as a percent of nonperforming loans	767.53%	586.02%